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MIMEDX Files Definitive Proxy Materials and Mails Letter to Shareholders
Highlighting Actions Taken to Transform MIMEDX and Drive Significant Value for Shareholders

Urges Shareholders to Vote the WHITE Proxy Card “FOR ALL” Four of MIMEDX’s Director Nominees – Dr. Kathleen Behrens, Mr. Todd Newton, Mr. Timothy Wright, and Dr. Phyllis Gardner

Entirely Reconstituted Board and New Management Team Positioned Company for Long-Term Sustainable Growth; Stock Price Appreciation of 237% Since Timothy Wright Selected as CEO

Virtual Annual Meeting to Be Held on May 27, 2021

MARIETTA, Ga., May 3, 2021 – MIMEDX Group, Inc. (NASDAQ: MDXG) (“MIMEDX” or the “Company”), an industry leader in utilizing amniotic tissue as a platform for regenerative medicine, today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission in connection with its 2021 Annual Meeting of Shareholders (“Annual Meeting”), to be held virtually on May 27, 2021 at 10:00 a.m. Eastern Time at www.cesonlineservices.com/mdxg21_vm. MIMEDX shareholders of record at as of 5:00 p.m. Eastern Time on April 16, 2021 are entitled to vote at the Annual Meeting.

The MIMEDX Board of Directors recommends unanimously that shareholders vote the WHITE proxy card FOR MIMEDX’s four highly qualified directors standing for election - Dr. Kathleen Behrens, Mr. Todd Newton, Mr. Timothy Wright, and Dr. Phyllis Gardner.

In conjunction with the definitive proxy filing, MIMEDX has mailed a letter to shareholders detailing the decisive actions the Board and management team have taken to create shareholder value by transforming MIMEDX into a stronger company well-positioned to capitalize on the growth opportunities in the regenerative medicine industry with its in-market and pipeline products.

MIMEDX definitive proxy materials, letter to shareholders and other relevant information can be found at https://votemimedx.com/.

The full text of the letter follows:

April 30, 2021

VOTE THE WHITE PROXY CARD TODAY “FOR” ALL FOUR OF MIMEDX’S HIGHLY QUALIFIED DIRECTORS - DR. KATHLEEN BEHRENS, MR. TODD NEWTON, MR. TIMOTHY WRIGHT
AND DR. PHYLLIS GARDNER

THE MIMEDX TRANSFORMATION IS WELL UNDERWAY BUT THERE IS MORE WORK TO BE DONE AND PROGRESS TO BE MADE

Dear Fellow Shareholder,

You have an important decision to make regarding the future of your investment in MiMedx. At our Annual Meeting of Shareholders on May 27, 2021, you will be asked to elect the directors you believe are most qualified to oversee the execution of MiMedx’s continued transformation and long- term strategy.

Following a deeply tumultuous period in the Company’s history, your Board of Directors and management team have taken decisive and positive actions to create shareholder value by transforming MiMedx into a stronger company that is very well-positioned to capitalize on the growing opportunities in the regenerative medicine industry.

These monumental achievements starkly contrast with the events that took place two years ago, when MiMedx was forced to take drastic action due to misconduct by members of the prior management team. This misconduct resulted in the restatement of five years of financial statements, the delisting of our common stock from the Nasdaq Stock Market, significant litigation against the Company, several regulatory investigations and a material loss of credibility with our stakeholders. Now, those difficult years have come to a close, thanks to the new leadership team and new Board of Directors.
Under a reconstituted Board and a new management team, led by CEO Timothy Wright, MiMedx has a new “tone at the top” and commitment to integrity and accountability, making significant improvements in the Company’s operations and corporate governance, creating sustainable long-term value for shareholders. Under this Board and management team, MiMedx:
•Completed our restatement of five years of audited financials,
•Re-listed on the Nasdaq Stock Market,
•Resolved substantially all of its outstanding litigation and regulatory actions,
•Renewed its reputation and customer relationships,
•Initiated an investor relations and shareholder re-engagement program,
•Invested in and advanced our clinical programs, and
•Obtained reimbursement coverage by the largest U.S. Commercial payor.

These actions rebuilt the credibility lost by the actions of members of former management that were dismissed. Proven industry experience, resolving issues and focus have driven stock price appreciation of 237% since Mr. Wright was appointed the role of CEO in May of 2019. Under the leadership of the current Board and management team, MiMedx has turned the page, is welcomed by customers and is beginning its next chapter as a new company. We are well-positioned for long-term growth, profitability and shareholder value creation.

Our transformation is not complete. MiMedx’s future success is dependent on continuing to execute and operate our business in a compliant and transparent manner. That has been the driver of our current success and will be the foundation for future success. Any action that puts this approach at risk puts our progress, and the future of your investment, at risk. Make no mistake, we believe giving Prescience Point the influence to disrupt our strategy would effectively turn back the clock, bring another wave of concerns to customers and employees who endured issues that are now resolved, and nullify the culture of compliance, transparency and responsible oversight that has allowed management to position MiMedx for long-term value creation.

That’s why your vote at this year’s annual meeting is especially important. Prescience Point has filed proxy materials to run a competing slate of candidates for election to the MiMedx Board. Led by its own Founder and Portfolio Manager, Eiad Salahi Asbahi, Prescience Point is attempting to take control of over 40% of the Board – including the seat held by our CEO, Timothy Wright, our Board Chair, M. Kathleen Behrens, Ph.D. and our Audit Committee Chair, K. Todd Newton. Prescience Point’s goal is clear: they seek to force through their own agenda, which appears to be aimed at pushing for a sale of the Company BEFORE MiMedx captures the multiple value creation opportunities before us. With ownership of only 8.1% of the Company’s stock, Prescience Point is seeking to take over 40% of your board with highly disproportionate representation.

The future of your investment is at stake. As a shareholder in MiMedx, your vote is important. We urge you to vote FOR ALL of MiMedx’s director nominees – Dr. Kathleen Behrens, Mr. Todd Newton, Mr. Timothy Wright, and Dr. Phyllis Gardner - on the WHITE proxy card today. Please disregard any GOLD proxy cards you receive from Prescience Point.

Shareholders should note that Prescience Point already has significant representation on the MiMedx Board. In 2019, MiMedx entered into a cooperation agreement with Prescience Point, agreeing to add six new directors to the Board. Since that time, our current Board Chair, Dr. Kathleen Behrens and Audit Committee Chair, K. Todd Newton, and current CEO, Timothy Wright, were nominated to the Board. Dr. Behrens and Mr. Newton have both been outstanding leaders on the Board, making significant contributions to our successful turnaround and to the 106% stock price appreciation since they joined the Board. It is telling that both Dr. Behrens and Mr. Newton believe the Company provided attractive solutions to address Prescience Point’s concerns, which were rejected. They further strongly disagree with the current Prescience Point demands, which they find to be overreaching and would result in an undue level of influence.

Do not allow Prescience Point to put your investment at risk by giving them further and undeserved influence over the Board and therefore, the business of MiMedx. Prescience Point’s demands and commentary make it clear, in our view, that they do not understand responsible or compliant public pharmaceutical company disclosure, and instead are advocating for speculative actions designed to satisfy their own agenda. We ask you to ensure that the Board and management team have the opportunity to continue the successful execution of our clear strategic plan to accelerate our late-stage pipeline, achieve our stated top-line growth objectives in our core business and drive shareholder value.

Your vote on the WHITE proxy card in advance of our Annual Meeting of Shareholders is critical, no matter how many shares you own.

MIMEDX MUST COMPLETE ITS TRANSFORMATION INTO A CREDIBLE, COMPLIANT AND SUCCESSFUL COMPANY TO CREATE SUSTAINABLE LONG-TERM VALUE FOR SHAREHOLDERS

2020 was a transformational year for MiMedx. The Board and management team have been executing a number of operational and financial initiatives that are already producing results.

While navigating the impacts of the COVID-19 pandemic, MiMedx stabilized and strengthened its balance sheet with a capital raise of $150 million comprised of a $100 million equity financing led by EW Healthcare Partners and a $50 million debt financing provided by Hayfin Capital Management LLP, which signified a clear turning point for the business. The transaction was the culmination of an extensive review of potential financing alternatives by the Board, in consultation with the Company’s professional and financial advisors. These additional resources provided the Company with the necessary capital to enhance its R&D, manufacturing and commercial organizations, with additional flexibility to pursue attractive growth opportunities afforded by the Company’s amniotic tissue products.

EW Healthcare Partners is among the nation’s largest, oldest, and highly regarded private healthcare investment firms which seeks to make growth equity investments in innovative and fast growing commercial-stage healthcare companies in the pharmaceutical, medical device, diagnostics, and technology-enabled services sectors in the United States and in Europe. It has a significant track record of success advancing innovation and growth within the companies it partners with by sharing expertise and assisting in business plan execution. In return for its investment, EW Healthcare Partners received approximately 17.6 percent interest in the Company and the right to designate two directors to the MiMedx Board, half the number of additional seats being sought by Prescience Point, and far fewer than the seats Prescience Point received in 2019 – and will only be permitted to designate one director if its interest falls below 10.0 percent. Prescience Point’s approximately 8.0 percent interest in the Company simply does not justify permitting it to control an additional four board seats.

The Board has also taken a number of actions to promote accountability and strengthen oversight. In partnership with the management team, the Board has worked to develop and implement measures to improve MiMedx’s accounting, corporate compliance and internal control practices. The Audit Committee, chaired by Todd Newton, regularly receives independent feedback from third party advisors regarding the accounting practices and internal control practices.

In his role as CEO, Timothy Wright is building a new culture at the Company, rooted in ethics, integrity, collaboration and strategic execution. During the course of 2020, MiMedx successfully implemented a number of governance, operational and financial initiatives that were critical to restoring the Company’s integrity, improving business liquidity, and transforming the culture of the organization. In addition, MiMedx is initiating an investor relations and shareholder re-engagement program, under which we are gaining additional sell-side analyst coverage, attending investor conferences and communicating regularly with the investment community about our opportunities and the path to future value creation.

YOUR BOARD AND MANAGEMENT TEAM HAVE A CLEAR STRATEGY FOR LONG TERM VALUE CREATION

As a pioneer in placental biologics, we have both a core business, focused on addressing the needs of patients with acute and chronic non-healing wounds, and a promising late-stage pipeline of products to decrease pain and improve function in patients with degenerative musculoskeletal conditions. By incorporating a strategy to advance the underlying placental science and more rigorously establish the clinical and economic effectiveness of our products, we believe the Company can differentiate the value of our portfolio and address multiple areas of significant unmet clinical need.

The advanced wound care industry represents a significant and growing market opportunity, due to various demographic trends, including an aging population, increasing incidence of obesity and diabetes, and the associated higher susceptibility to non-healing chronic wounds. These demographics extend into the musculoskeletal sector as well, and the increasing number of patients requiring advanced treatment represents a significant cost burden on the healthcare system.

Since Timothy Wright assumed the CEO position in May of 2019, MiMedx has executed on its strategic plan and is positioning our leading product portfolio for further sustainable growth. We are:

•Focusing capital on strategic initiatives. Our recent capital raise enables us to further invest in our business and accelerate our pipeline, solidifying our position as an industry leader in using amniotic tissue as a platform for regenerative medicine. Our near-term investments in our commercial area are focused on three important objectives: expanding our market, capturing a disproportionate share of that market using our clinical evidence, and investing in our commercial organization.

•Investing in our core business for growth. We have focused our priorities on initiatives across our Commercial, Operations and Research & Development organizations that position the Company to grow our core business, and enhance the probability of success for our late-stage pipeline. During the past year, MiMedx has reorganized, re-incentivized and reinvested in its sales force to support the growth of this core business and the differentiated nature of MiMedx’s amniotic tissue products positions the Company to exceed market growth in the near- and long-term. Among other milestones, the Company:
•Successfully launched EpiCord® Expandable to support the advanced wound care needs of patients with larger, chronic, and hard-to-heal wounds; and
•Secured coverage by the largest U.S. Commercial payor for EpiFix®, as a proven and medically necessary option in the treatment of diabetic foot ulcers, an important recognition of the differentiated value of our portfolio.

•Positioning for pipeline acceleration. MiMedx is making a three-fold increase in R&D to support core market and pipeline growth objectives. We have made significant strides with respect to our ongoing clinical studies, specifically, the completion of enrollment in a Phase 2b knee osteoarthritis study and completion of enrollment in two late-stage IND trials for AmnioFix Injectable as a potential treatment for both plantar fasciitis and Achilles tendonitis. The Company expects to announce top-line results for all three of its trial opportunities this summer and has commenced planning efforts to initiate the Phase 3 clinical trial for knee osteoarthritis and file a biologics license application (BLA) for plantar fasciitis in the first half of 2022.

Our differentiated products, promising pipeline and talented employees, combined with the significant unmet need in our markets, illustrate the compelling growth opportunity ahead. MiMedx plans to capitalize on these opportunities by investing in its core business to generate the cash needed to fuel the pipeline and elevate the standard of care for millions of patients.

OUR STRATEGY IS DRIVING PERFORMANCE AND SIGNIFICANT SHAREHOLDER RETURNS — AND THIS IS JUST THE BEGINNING

Since the installation of the new Board, the Company’s stock price performance has dramatically improved.
•The Company’s total shareholder return since the appointment of Timothy Wright as Chief Executive Officer on May 09, 2019 is more than 235%, and more than 285% from May 09, 2019 until Prescience Point filed their 13D on April 16, 2021.
•MiMedx has achieved a 106% stock price increase since Dr. Behrens and Mr. Newton were elected to the Board at the Annual Meeting on June 17, 2019.

•MiMedx has achieved a 41% stock price increase since the relisting of the Company’s common stock on the Nasdaq Stock Market on November 4, 2020.

The positive financial profile that the new Board and management team have built reveal a strong trend toward growth and profitability. With the Company focused on enhancing its core business, expanding into international markets and bringing new treatments to market, we anticipate further stock appreciation.

MIMEDX HAS THE RIGHT BOARD AND OUR DIRECTORS ARE OUTSTANDING STEWARDS OF VALUE

MiMedx’s refreshed Board is made up of nine highly qualified, deeply experienced and demonstrably engaged directors who are strongly committed to acting in the best interests of all MiMedx shareholders. The Board’s composition reflects a commitment to refreshment with significant input from shareholders and increased diversity and expertise, with an entirely refreshed Board since June of 2019.

Two of the MiMedx Directors standing for election were nominated by Prescience Point and appointed to the Board in 2019 – Dr. Kathleen Behrens, our Board Chair, and K. Todd Newton, our Audit Committee Chair. Like the rest of the MiMedx Board, our Board Chair, Dr. Behrens, and Mr. Newton strongly oppose giving Mr. Asbahi outsized influence over MiMedx.

The Directors standing for re-election this year all are highly respected in the life sciences industry and have made significant contributions to our successful turnaround and to the creation of additional shareholder value, bringing important skills, business acumen and industry experience to guide and oversee the Company as fiduciaries at this critical time:

•Dr. M. Kathleen Behrens, appointed to the MiMedx Board in June of 2019, has worked as an independent life sciences consultant and investor since December 2009. Dr. Behrens served as the Co-Founder, President and Chief Executive Officer, and as a director, of the KEW Group Inc., a private oncology services company, from January 2012 until June 2014. Earlier in her career, Dr. Behrens served as a general partner for selected venture funds for RS Investments, a mutual fund firm, from 1996 until December 2009. While Dr. Behrens worked at RS Investments, from 1996 to 2002, she served as a managing director at the firm and, from 2003 to December 2009, she served as a consultant to the firm. During that time, Dr. Behrens also served as a member of the President’s Council of Advisors on Science and Technology (PCAST) from 2001 to 2009 and as chairwoman of PCAST’s Subcommittee on Personalized Medicine, as well as the President, director and chairwoman of the National Venture Capital Association, an organization that advocates for public policy that supports the American entrepreneurial ecosystem, from 1993 until 2000. Prior to that, she served as a general partner and managing director for Robertson Stephens & Co., an investment company, from 1983 through 1996. Dr. Behrens has served as a member of the board of directors of each of Sarepta Therapeutics, Inc. (Nasdaq: SRPT), a medical research and drug development company, since March 2009 (Chairwoman of the Board since April 2015) and IGM Biosciences, Inc. (Nasdaq: IGMS), a clinical stage biotechnology company focused on creating and developing IgM antibodies, since January 2019. She served as a director of Amylin Pharmaceuticals, Inc. (formerly Nasdaq: AMLN), a biopharmaceutical company, from 2009 until its sale in 2012 to Bristol-Myers Squibb Co. Prior to that, she served on the board of directors of Abgenix, Inc. (formerly Nasdaq: ABGX), a biopharmaceutical company, from

2001 until the company was sold to Amgen, Inc. in 2006. From 1997 to 2005, Dr. Behrens was a director of Science, Technology and Economic Policy for the National Research Council. Dr. Behrens was also a Co-Founder of the Coalition for 21st Century Medicine, a trade association for new generation diagnostics companies. Dr. Behrens holds a B.S. in biology and a Ph.D. in microbiology from the University of California, Davis. Dr. Behrens has served on the Board since June 2019 and was nominated as a director because of her substantial experience in the financial services and biotechnology sectors, as well as in healthcare policy.
•K. Todd Newton, appointed to the MiMedx Board in June of 2019 as Audit Committee Chair, presently serves as a consultant to, and previously served as Chief Executive Officer and as a member of the Board of Directors of Apollo Endosurgery, Inc. (Nasdaq: APEN), a medical device company, from July 2014 until March 2021. Earlier in his career, Mr. Newton served as Executive Vice President, Chief Financial Officer and Chief Operating Officer at ArthroCare Corporation (formerly Nasdaq: ARTC), a medical device company, from 2009 to June 2014. Prior to that, Mr. Newton served in a number of executive officer roles, including President and Chief Executive Officer and as a director, at Synenco Energy, Inc., a Canadian oil sands company, from 2004 until 2008. Mr. Newton was a Partner at Deloitte & Touche LLP, a professional services network and accounting organization, from 1994 to 2004. Mr. Newton holds a B.B.A. in accounting from the University of Texas at San Antonio. Mr. Newton has served on the Board since June 2019 and was nominated as a director because of his significant experience in the medical device sector as well as strong executive leadership experience.

•Timothy R. Wright, appointed to the MiMedx Board in June of 2019, has more than 30 years of executive experience in the pharmaceutical, biotech and medical devices industries. Prior to joining the Company, Mr. Wright was a founder and partner at Signal Hill Advisors, LLC, a consulting practice, from 2010 to May 2019. Mr. Wright served as President and Chief Executive Officer of M2Gen Corp., a privately held cancer and health informatics company, between July 2017 and September 2018. Before that, Mr. Wright served as Executive Vice President, Mergers and Acquisitions, Strategy and Innovation for Teva Pharmaceutical Industries Ltd. (“Teva”), a pharmaceutical company specializing in generic medicines, from April 2015 until August 2017. Before joining Teva, Mr. Wright was the founding partner of The Ohio State University Comprehensive Cancer Drug Development Institute. Mr. Wright also served as Chairman, Interim Chief Executive Officer and a director of Curaxis Pharmaceutical Corporation (“Curaxis”), a pharmaceutical company specializing in the development of drugs for the treatment of Alzheimer’s disease and various cancers, from July 2011 to July 2012. Curaxis had been experiencing financial difficulties prior to Mr. Wright’s tenure and, as a result, the company filed for Chapter 11 bankruptcy in July 2012. Mr. Wright was appointed president of Tyco Healthcare Imaging and Pharmaceuticals businesses in 2007, and worked with other executives to spin out of Tyco International forming Covidien. He restructured the Imaging and Pharmaceuticals business, divesting Mallinckrodt Baker, and then prepared the company’s IPO. Later, Covidien was acquired in 2014 by Medtronic for $42 billion. From 1984 to 1999, Mr. Wright held executive roles at DuPont Pharma and DuPont Merck, where he served as brand champion of the company’s organ transplantation and plasma volume expansion businesses, and eventually became global Senior Vice President, Strategy and Corporate Business Development, as well as President of DuPont Merck, Canada and Senior VP DuPont Merck, Europe heading up Marketing and Business Development.

Mr. Wright has been a director of Agenus, Inc. (Nasdaq: AGEN), an immuno-oncology company, since 2006 and its lead director since 2009. Mr. Wright also serves as Chairperson of The Ohio State University Comprehensive Cancer Center Drug Development Institute, serves as director of The Ohio State Innovation Foundation and sits on The Ohio State University College of Pharmacy Dean’s Corporate Council, and over his career, has served on boards of directors for companies in North America, Europe and Asia. Mr. Wright earned a Bachelor’s of Science in Marketing from The Ohio State University. He has served on our Board since June 2019 and was nominated as a director to bring the perspective of the Chief Executive Officer on the Board and also for the benefit of his many years of experience in the healthcare and pharmaceutical industry.
•Dr. Phyllis Gardner, appointed to the MiMedx Board in March of 2021, has spent over 35 years in academia, medicine and industry. Dr. Gardner has served on the board of directors of several public and private companies, including Revance Therapeutics, Inc. since 2006, Corium International, Inc. from November 2007 to December 2018, and CohBar, Inc. from February 2019 to present. Dr. Gardner has also served as an advisor to Change Health Care, Inc. from April 2019 to present. From June 1999 to July 2014, she served in various consulting capacities including as an adjunct partner at a venture fund managed by Essex Woodlands Ventures, a venture capital firm that focused on the healthcare industry (and a predecessor to EW Healthcare Partners, a healthcare focused growth equity firm and holder of our Series B Preferred Stock). Additionally, Dr. Gardner has been a member of the Harvard Medical School Board of Fellows since April 2013 and is a scientific reviewer for the Cancer Prevention and Research Institute of Texas. She began her academic medical career at Stanford University, where she has held several positions including Senior Associate Dean for Education and Student Affairs and remains today as Professor of Medicine. From 1994 to 1998, she took a leave of absence from Stanford University to serve as Principal Scientist, Vice President of Research and Head of ALZA Technology Institute, a major drug delivery company. Dr. Gardner holds a B.S. from the University of Illinois and an M.D. from Harvard University. Our Board believes that Dr. Gardner’s medical, healthcare and operating experience and significant experience serving as a director of other healthcare companies make her qualified to serve on our Board.

The executive and senior management team comprises several recently appointed leaders, including:

•Timothy R. Wright, Chief Executive Officer,
•Peter M. Carlson, Chief Financial Officer,
•William F. “Butch” Hulse, General Counsel and Secretary,
•Robert B. Stein, M.D., Ph.D., Executive Vice President of Research and Development,
•Rohit Kashyap, Ph.D., Chief Commercial Officer,
•Dirk Stevens, Ph.D., Senior Vice President, Quality Assurance and Regulatory Affairs,
•Stan Micek, Senior Vice President, Business Development and Portfolio Management and
•Jack Howarth, Senior Vice President, Investor Relations

The Board is confident that this is the right team to execute on the Company’s go-forward strategy.

Our Board and management team have led our company to this pivotal moment in our history against all odds. Under Timothy Wright’s leadership, the team has instilled confidence in regulatory bodies and investors, restored employee morale and a focus on driving goals and commitments.

Prescience Point itself commended the Board and management team in December 2020i:

“The management team and board of directors has been refreshed with reputable, highly qualified individuals.”

“In addition to refreshing its management team, MDXG has substantially reconstituted its board of directors with several high-caliber board members who joined the Company in June 2019 following our successful activist campaign, and in July 2020 following EW Healthcare’s investment in MDXG.”
PRESCIENCE POINT IS UNWILLING TO WORK CONSTRUCTIVELY IN THE INTEREST OF ALL SHAREHOLDERS AND ITS NOMINEES DO NOT ADD ANY VALUE TO THE MIMEDX BOARD

While your Board prioritizes the execution of our strategy to deliver long-term shareholder value, Prescience Point is determined to run a disruptive and costly proxy contest, which we have tried in earnest to avoid. The Company has made a concerted effort to resolve this issue, only to have our good faith efforts mischaracterized or dismissed.

Prescience Point has already had direct or indirect participation in, and influence over, the designation or appointment of up to six board seats, four of which are held by directors who continue to serve on the Board. Despite this, the Company offered Prescience Point a newly created board seat and a chance to participate in developing public disclosures to bolster our shareholder communications initiatives. In return, we requested that Prescience Point sign customary non-disclosure and standstill agreements to safeguard material non-public information that would be shared with Prescience Point as part of our collaboration on shareholder communications. Prescience Point declined our overtures to resolve this matter and avoid a costly and distracting proxy fight.

The nominating and governance committee has evaluated all four of Prescience Point’s candidates and strongly believes that they either do not have the necessary qualifications to serve on the Board or they do not add any skills or expertise not already represented in our qualified directors. Prescience Point’s nominees, in our view, would add no value to the Board.

WE BELIEVE PRESCIENCE POINT’S ARGUMENTS ARE FALSE, MISGUIDED AND DANGEROUS

Prescience Point continues to make, in our opinion, false and misguided statements about the Company in an attempt to besmirch our progress and further their own agenda, which appears to be exclusively aimed at an immediate sale of the Company. At this stage of our clinical program, a sale is ill-advised as it would be detrimental to MiMedx’s ability to fully capture the value that will be further created into the clinical development cycle. Prescience Point’s views are not only misleading, we believe they are dangerous.

Setting the record straight:

We keep our investors informed about pipeline potential. We do so in a timely and prudent manner, consistent with SEC and FDA guidelines. MiMedx has consistently informed investors about the potential of its pipeline. To that end, Tim Wright and the management team have spoken about the Knee OA opportunity in every earnings call and Wall Street analyst conference meeting since 2019, and MiMedx’s pipeline opportunity has been clearly articulated along with an acknowledgment of influential factors and considerations. We continue to provide regular updates on our earnings calls, as well as at conferences, all while adhering to the limitations and restrictions imposed by the SEC and FDA. Prescience Point has no imposed restrictions on what it says publicly.
We have taken action to strengthen our balance sheet — our capital raise was a must. Faced with a global pandemic, a highly uncertain operating environment and liquidity concerns, MiMedx ran a robust process and raised enough capital to continue operating without restrictions, while attracting two new investors to the Company. As a result of our swift and deliberate actions we were able to avoid a “going concern” limitation in our audit during a challenging and truly unprecedented time for American companies in 2020. In fact, our financial metrics have since stabilized since the height of the COVID-19 pandemic and are beginning to show signs of growth.

EW Healthcare Partners is aligned with the interests of ALL shareholders. Prescience Point’s accusations to the contrary are designed to deliberately mislead and distract shareholders. EW Healthcare Partners are highly skilled investors with a track record of value creation in healthcare and, despite the fact that they own twice as many outstanding shares in the Company, they do not have board representation on par with that of Prescience Point. Meanwhile, Prescience Point is actively seeking influence over four of our nine directors while claiming that EW Healthcare Partners has too much voting power.

Furthermore, despite clear disclosures demonstrating Dr. Gardner is independent from EW Healthcare, Mr. Asbahi continues to assert that she is not. Dr. Gardner was an external consultant to EW Healthcare’s predecessor firm, Essex Woodlands Health Ventures, for a period ending in 2014 – she has not worked with the firm for more than seven years and she has no current connections to EW Healthcare. She is an independent director who is unbeholden to MiMedx’s management or EW Healthcare Partners.

We continue to outperform our peers. Prescience Point continues to make oversimplified comparisons to peers that do not take into the account the circumstances under which MiMedx has operated and the upside potential seen in our company now. Our valuation metrics have improved significantly, and we strongly believe this is entirely the result of our ongoing strategy.

MiMedx continues to incorporate constructive feedback into our ongoing strategy and transformation, however, we will not negotiate around issues in which falsehoods and misinformation serve as the driving force for change. We adhere to Food and Drug Administration guidelines around pre-approval product communications in order to avoid situations that would result in a potential “Warning Letter” impacting MiMedx’s reputation and pipeline progress. We have a proven track record of addressing legitimate shareholder concerns, including those from Prescience Point, and we are committed to engaging in good faith with those who seek to enhance value, not destroy it.

Shareholders should not be misled by Prescience Point’s false claims about our business and leadership team. These are nothing but Prescience Point’s veiled attempts to claim outsized influence over the Board and, as a result, the Company. Prescience Point’s objectives, in our opinion, will jeopardize the value of your investment. MiMedx implemented significant change at the Board and management level to ensure we have the right leadership and expertise to grow our business and deliver value in today’s market.

OUR ACCOMPLISHMENTS IN 2020 HAVE CREATED A STRONG FOUNDATION FOR MEANINGFUL GROWTH IN 2021 AND BEYOND

We believe the investments we are making in people, resources, and strategic initiatives will position us to accelerate and commercialize our late-stage pipeline and achieve our stated top-line growth objectives in our core business. Our focus is unwavering. We will continue to execute on our current strategy and look forward to continuing to engage constructively with shareholders to achieve our mutual goal of creating long-term shareholder value.
YOUR VOTE IS IMPORTANT! VOTE THE WHITE PROXY CARD TODAY TO PROTECT YOUR INVESTMENT

Vote the Enclosed WHITE Proxy Card Today “FOR ALL” Four of MiMedx’s Highly Qualified Director Nominees

Your Board and management team are focused on rebuilding the core business and accelerating the pipeline, and we firmly believe we have the right directors in place to do just that. By supporting the current MiMedx leadership and ongoing transformation strategy, you are making the decision to protect your investment.

We urge you to use the enclosed WHITE proxy card to vote today “FOR” ALL four of MiMedx’s nominees listed on the WHITE proxy card: Dr. Kathleen Behrens, Mr. Todd Newton, Mr. Timothy Wright, and Dr. Phyllis Gardner. Simply follow the easy instructions on the enclosed proxy card to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. Please disregard any GOLD proxy card you get from Prescience Point.

On behalf of your Board and the management team, thank you for your continued support.

Sincerely,
The MiMedx Board of Directors

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the **WHITE** proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

MORROW SODALI

MDXG@investor.Morrowsodali.com(203) 658-9400or***Toll-Free (800) 662-5200***

Important Cautionary Statement

This communication contains forward-looking statements, including, among other things, statements regarding: (i) our strategic focus, as illustrated by our current business priorities and our ability to implement these priorities; (ii) our expectations regarding the sufficiency of our liquidity and existing capital resources to implement our current business priorities; (iii) the advantages of our products and development of new products; (iv) our expectation regarding the size of the potential market and any growth in such market; (v) the likelihood, timing, and scope of possible regulatory approval and commercial launch of our late-stage product candidates and new indications for our products; (vi) the status, timing, and expected results of the Company’s clinical trials and planned regulatory submissions, and our expectations regarding our ability to potentially accelerate the timing of any trial or regulatory submission; (vii) the Company’s plans to review and analyze the results of its plantar fasciitis, Achilles tendonitis, and knee osteoarthritis clinical trials; (viii) the effectiveness of amniotic tissue as a therapy for any particular indication or condition; (ix) estimates of potential addressable markets for our potential future products; and (x) our expectations regarding the effects of the proxy contest launched by Prescience Point. Additional forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “goal,” “outlook,” “potential,” “will,” “preliminary,” and similar expressions, and are based on management’s current beliefs and expectations.

Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) notwithstanding the FDA’s statement on April 21, 2021, there remain a number of uncertainties regarding the application of the FDA’s regulations to the Company’s products and practices, and the Company may adjust its plans to comply with FDA’s requirements; (ii) there can be no assurance that the FDA will further extend enforcement discretion to cover products that have a regulatory approval pending, nor can there be any assurance that the Company will even be able to engage with the FDA on the subject; (iii) the Company’s estimate of the impact of enforcement discretion assumes that the Company is able to sell its products through May 31, 2021, and that the Company may continue to sell its cord products thereafter; (iv) the status, timing, and expected results of the Company’s clinical trials and planned regulatory submissions, and our expectations regarding our ability to potentially accelerate the timing of any trial or regulatory submission depend on a number of factors including favorable trial results, patient access, and our ability to manufacture in accordance with CGMP and appropriate chemistry and manufacturing controls; (v) the Company may change its plans due to unforeseen circumstances, and delay or alter the timeline for future trials, analyses, or public announcements; (vi) generally any meeting with the FDA depends on successful clinical trial results and the availability of such a meeting and its timing is outside of the Company’s control; (vii) the results of a clinical trial or trials may have little or no statistical value, or may fail to demonstrate that the product is safe or effective; (viii) our estimates of potential addressable markets for our potential future products are merely estimates and will depend on market acceptance of our potential, future products; and (ix) we depend on our senior leadership team and may not be able to retain or replace these employees or recruit additional qualified personnel. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the SEC. Any forward-looking statements speak only as of the date of this communication and the Company assumes no obligation to update any forward-looking statement.

Important Information

The Company, its directors, director nominees and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the Annual Meeting. The Company has filed a definitive proxy statement and associated WHITE proxy card in connection with the solicitation of proxies for the Annual Meeting with the SEC. Details concerning the nominees of the Company’s board of directors for election at the Annual Meeting are set forth in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the Company’s participants and their respective interests in the matters to be voted on at the Annual Meeting, by security holdings or otherwise, are set forth in the definitive proxy statement and other documents filed with the SEC in connection with the Annual Meeting. Investors and shareholders can obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website at www.sec.gov. The Company’s shareholders can also obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents from the “SEC Filings” section of the Company’s website at www.mimedx.com.
About MIMEDX
MIMEDX is an industry leader in utilizing amniotic tissue as a platform for regenerative medicine, developing and distributing placental tissue allografts with patent-protected, proprietary processes for multiple sectors of healthcare. As a pioneer in placental biologics, we have both a core business, focused on addressing the needs of patients with acute and chronic non-healing wounds, and a promising late-stage pipeline targeted at decreasing pain and improving function for patients with degenerative musculoskeletal conditions. We derive our products from human placental tissues and process these tissues using our proprietary methods, including the PURION® process. We employ Current Good Tissue Practices, Current Good Manufacturing Practices, and terminal sterilization to produce our allografts. MIMEDX has supplied over two million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Contacts:

Investors:
Jack Howarth
Investor Relations
404-360-5681
jhowarth@mimedx.com

Media:
Hilary Dixon
Corporate Communications
770-651-9307
hdixon@mimedx.com

i https://www.presciencepoint.com/wp-content/uploads/2020/12/MDXG-Amniofix-Report-FINAL.pdf